NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES EARNINGS GROWTH OF 9.95% FOR THIRD QUARTER AND 14.66% FOR FIRST NINE MONTHS

LATROBE, PA, October 25, 2010 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended September 30, 2010. The Company earned $1,392,000 (or $.49 per average share outstanding) in 2010 compared to $1,266,000 (or $.44 per average share outstanding) in 2009. The Company earned $4,123,000 (or $1.44 per average share outstanding) for the nine-month period ended September 30, 2010 and $3,596,000 (or $1.25 per average share outstanding) for the nine-month period ended September 30, 2009. Third quarter 2010 earnings increased 9.95%, or $126,000, and first nine months earnings increased 14.66%, or $527,000.

President/Chief Executive Officer Gregg E. Hunter commented, “Loan demand from qualified borrowers remains slack reflecting a persistently weak economy despite unprecedented Federal Reserve and governmental intervention. Nonetheless, loan portfolio credit quality remains quite high as evidenced by no needed loan loss provisions thus far in 2010. Core deposit growth for 2010 has been notable and that growth was accompanied by very favorable and significant declines in non-core funding utilization. The deposit base is exceedingly well-diversified. At third quarter-end, the $125.9 million book value bond portfolio had a 6.26% tax equivalent yield and over $8.6 million in net unrealized market value gains over book. The bond portfolio consistently provides an ample source of earnings and liquidity for effective net interest margin management. Capital has been materially strengthened over the past several years. Third quarter-end 2010 tier one risk-based, total risk-based and leverage capital ratios were 19.4%, 20.2% and 11.4% respectively. The Company continues to be solidly-fortified to successfully weather historically uncertain economic times and to maintain its very attractive quarterly cash dividend payments to shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	September	September
	2010	2009

ASSETS
Cash and due from banks on demand	$7,883	$7,491
Interest bearing deposits with banks	49	3
Total cash and cash equivalents	7,932	7,494

Securities available for sale	134,575	133,736
Restricted investments in bank stock	4,567	4,567

Loans	197,065	205,289
Allowance for loan losses	(1,686)	(1,798)
Net loans	195,379	203,491

Premises and equipment	3,405	3,453
Other assets	19,346	17,687

Total assets	$365,204	$370,428

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$80,454	$76,295
Interest bearing	195,320	187,886
Total deposits	275,774	264,181

Short-term borrowings	28,375	49,850
Long-term borrowings	10,000	10,000
Other liabilities	4,236	3,832
Total liabilities	318,385	327,863

Shareholders' equity:
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000 shares
issued; 2,860,953 shares
outstanding in 2010 and 2009.	7,200	7,200

Retained earnings	46,459	43,320

Accumulated other comprehensive income	5,704	4,589

Less treasury stock, at cost,
739,047 shares in 2010 and 2009	(12,544)	(12,544)
Total shareholders' equity	46,819	42,565

Total liabilities and shareholders' equity	$365,204	$370,428

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009

INTEREST INCOME:
Interest and fees on loans	$2,826	$2,982	$8,600	$9,092
Interest and dividends on securities:
Taxable	1,031	1,619	3,519	5,340
Exempt from federal income taxes	668	229	1,706	275
Other	-	1	2	3
Total Interest income	4,525	4,831	13,827	14,710

INTEREST EXPENSE:
Interest on deposits	566	723	1,849	2,397
Interest on short-term borrowings	35	48	112	153
Interest on long-term borrowings	59	266	177	839
Total Interest expense	660	1,037	2,138	3,389

NET INTEREST INCOME	3,865	3,794	11,689	11,321
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,865	3,794	11,689	11,321

OTHER OPERATING INCOME:
Asset management and trust income	280	221	709	710
Service charges on deposit accounts	131	154	394	437
Other service charges and fees	183	188	574	566
Income from investment in life insurance	122	109	365	352
Other income	42	50	128	144
Total other operating income	758	722	2,170	2,209

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,510	1,424	4,519	4,255
Net occupancy expense	212	220	638	629
Furniture and equipment	123	113	400	366
Pennsylvania shares tax	125	126	377	382
Legal and professional	110	104	349	348
FDIC Insurance expense	90	90	257	362
Other expenses	763	724	2,190	2,169
Total other operating expenses	2,933	2,801	8,730	8,511

INCOME BEFORE INCOME TAXES	1,690	1,715	5,129	5,019
Income tax expense	298	449	1,006	1,423

Net income	$1,392	$1,266	$4,123	$3,596

Average Shares Outstanding	2,860,953	2,861,083	2,860,953	2,868,152

Earnings Per Share	$0.49	$0.44	$1.44	$1.25